Exhibit 5.2

LEGAL OPINION REGARDING CERTAIN PRC LEGAL MATTERS

IN RELATION TO THE OFFERING BY THE SELLING SHAREHOLDER

OF

ABITS GROUP INC

October 28, 2026

Sent via Email

Abits Group Inc (the “Company”)

Attn: Mr. Stephen Faucetta, Chief Executive Officer

Level 24 Lee Garden One, 33 Hysan Avenue,

Causeway Bay, Hong Kong SAR,

People’s Republic of China

Dear Mr. Faucetta,

I.	INTRODUCTION

We, Jincheng Tongda & Neal Law Firm (“JT&N”), are a law firm duly qualified to practice in the People’s Republic of China (the “PRC”, for the purpose of this legal opinion (the “Opinion”) only, not including Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan Region), and are qualified to issue this Opinion in respect of the laws, regulations, and rules of the PRC (the “PRC Laws”), effective as of the date hereof.

We have acted as PRC legal counsel to the Company, a company incorporated in British Virgin Islands and listed on the Nasdaq Capital Market, with respect to the PRC Laws in connection with the registration statement on Form F-1, filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), including all amendments and supplements thereto (collectively, the “Registration Statement”), relating to the offer and resale, from time to time, by a selling shareholder of the Company, of up to 50,476,408 of its ordinary shares, no par value (the “Offering”).

PRC Legal Opinion Abits Group Inc

We are requested by the Company to issue the Opinion solely concerning the matters set forth herein, including:

(i)	the application of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), promulgated by the China Securities Regulatory Commission (the “CSRC”), and the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality Provisions”), promulgated by the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection, and the National Archives Administration, both effective March 31, 2023, for the Offering;

(ii)	the application of the Cybersecurity Review Measures (the “Cybersecurity Review Measures”), promulgated by the Cyberspace Administration of China (the “CAC”) and 12 other governmental authorities of mainland China, effective February 15, 2022, the Measures for Security Assessment of Cross-border Data Transfer (the “Data Outbound Transfer Measures”), promulgated by the CAC and effective on September 1, 2022, the Regulations for the Administration of Network Data Security (the “Network Data Security Regulations”), effective January 1, 2025, and any other requirements for regulatory approvals relating to cybersecurity, data security, or data outbound transfer in connection with the Offering;

(iii)	the application of the Data Security Law of the PRC (the “DSL”) and the Personal Information Protection Law of the PRC (the “PIPL”), both promulgated by the Standing Committee of the National People’s Congress, effective on September 1, 2021 and November 1, 2021, respectively, in connection with the business operations of the Company and/or Beijing Bitmatrix Technology Co. Ltd. (北京比特矩阵科技有限公司), a subsidiary of the Company incorporated in the PRC (“Bitmatrix”);

(iv)	the enforceability of civil liabilities under the PRC Laws in connection with the Offering; and,

(v)	statements in the Registration Statement.

This Opinion is rendered based on our examination of the Documents (as defined herein) reviewed and the PRC Laws up to the date hereof, and subject to the Assumptions, and the Limitations and Qualifications, as set out herein.

II.	DOCUMENTS EXAMINED AND ASSUMPTIONS

In rendering the Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Company up to October 26, 2026 (collectively, the “Documents”), including but not limited to, (a) the annual report on Form 20-F filed by the Company with the SEC on April 29, 2026, including its audited consolidated financial statement for the fiscal year ended December 31, 2025, (b) corporate records of the Company and its subsidiaries, (c) information of the members of senior management of the Company, (d) employment list and employment agreements of Bitmatrix, (e) lease agreement of Bitmatrix’s office, and (f) confirmations provided by the Company and Bitmatrix.

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PRC Legal Opinion Abits Group Inc

Further, we have conducted searches of public records on the websites on October 26, 2026 (the “Public Records”), as follows: (a) National Enterprise Credit Information Publicity System (国家企业信用信息公示系统) (http://www.gsxt.gov.cn); (b) Credit China (信用中国) (https://www.creditchina.gov.cn/xyxf/lczy/); (c) Credit China (Beijing) (信用中国（北京）) (https://creditbj.jxj.beijing.gov.cn/credit-portal/credit_service); (d) China Market Regulation Administrative Penalty Online (中国市场监管行政处罚文书网) (https://cfws.samr.gov.cn/); (e) Industrial and Information Technology Ministry ICP/IP Address/Domain Name Registration Management System (工业和信息化部政务服务平台ICP/IP地址/域名信息备案管理系统) (https://beian.miit.gov.cn/); (f) the official website of the Ministry of Industry and Information Technology of the PRC (https://miit.gov.cn/); (g) the official website of the CAC (https://www.cac.gov.cn/); and (h) Qcc.com (企查查) (https://www.qcc.com/).

In our examination of the Documents, we have assumed, without independent investigation and inquiries, the following assumptions (the “Assumptions”):

A.	All Documents submitted to us as originals are authentic and all Documents submitted to us as copies conform to their originals and such originals are authentic.

B.	All Documents have been validly authorized, executed and delivered by all the relevant parties thereto.

C.	All signatures, seals and chops on the Documents submitted to us are genuine.

D.	All Documents and the factual statements provided to us by the Company, including but not limited to those set forth in the Documents, are complete, true and correct.

E.	No amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of the Opinion.

F.	Each of the parties to the Documents is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation.

G.	Each of the parties to the Documents has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation.

H.	All governmental authorizations and other official statement or documentations provided to us are obtained from the competent government authorities by lawful means in due course.

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PRC Legal Opinion Abits Group Inc

I.	All Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than the PRC Laws.

J.	All required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than of the PRC in connection with the transactions contemplated under the Registration Statement have been obtained or made, or where such required consents, license, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of the Opinion, and, by accepting the Opinion, you acknowledge not to have requested, or relied on, any such independent investigation or verification by us. For the purpose of this Opinion, our “knowledge” (or any similar concept) with respect to any matter means (a) the actual knowledge regarding such matter of the particular attorneys who are presently employees or partners of JT&N based on the Documents and the Public Records; and (b) that we make no representation that we have undertaken any review of other files or other independent investigation with respect to any such matter.

III.	OPINIONS

Based on the foregoing, to the best of our knowledge after due and reasonable inquiry, we are of the opinion, subject to the Limitations and Qualifications set forth in the Opinion, that:

A.	The Offering by the Company is not subject to the Trial Measures or the Confidentiality Provisions.

1.	Trial Measures

The Trial Measures applies to both direct and indirect overseas securities offering and listing by PRC domestic companies. In accordance with Article 2 of the Trial Measures, (a) a direct overseas offering and listing by PRC domestic companies is defined as an overseas offering and listing by a joint-stock company incorporated domestically (meaning, in Chinese mainland); and, (b) an indirect overseas offering and listing by PRC domestic companies refers to an overseas offering and listing by a PRC domestic company in the name of an overseas incorporated entity whose major business operations are located domestically, based on the underlying equity, assets, earnings, or any other similar rights of PRC domestic companies.

Based on the Documents, the Offering is not deemed as a direct overseas offering and listing by PRC domestic companies under the Trial Measures, because the Company is not a joint-stock company incorporated in the PRC but a company incorporated under the laws of the British Virgin Islands.

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PRC Legal Opinion Abits Group Inc

Pursuant to Article 15 of the Trial Measures, an overseas offering and listing will be deemed an “indirect” overseas offering and listing if both of the following criteria are met: (i) 50% or more of the company’s operating revenue, total profit, total assets or net assets, as reflected in its audited consolidated financial statements for the most recent fiscal year, is attributable to PRC domestic enterprises; and, (ii) the principal aspects of the company’s business activities are conducted in Chinese mainland, its principal place(s) of business are located in Chinese mainland, or a majority of the senior management personnel responsible for its business operations and management are Chinese citizens or have their habitual residence in Chinese mainland. Article 15 further stipulates that the determination as to whether or not an overseas offering and listing by PRC domestic companies is deemed indirect shall be made on a “substance over form” basis.

Based on the Documents and as confirmed by the Company, as of the date of the Opinion, the corporate structure of the Company is shown as below:

For the fiscal year ended December 31, 2025, substantially all of the Company’s revenue was generated through its two subsidiaries incorporated in the United States, Abit USA, Inc. and Abits Inc (together, the “Operating Subsidiaries”). Bitmatrix did not generate any revenue and suffered loss. Abits US Holdings Inc was incorporated in the State of Delaware, United States on August 25, 2026, as a wholly owned subsidiary of the Company, and thus, it was not included in the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2025.

As the Company incurred a consolidated loss before tax for the fiscal year ended December 31, 2025, the Company did not have positive “profit before tax” for purposes of the financial threshold under Article 15 of the Trial Measures. For reference, for the same fiscal year, Bitmatrix’s loss before tax represented only 6.42% of the Company’s consolidated loss before tax, while Bitmatrix’s total assets and net assets represented only 2.21% and 2.72%, respectively, of the Company’s consolidated total assets and net assets.

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PRC Legal Opinion Abits Group Inc

Based on the Documents and Public Records, and as confirmed by the Company, as of the date of the Opinion, the Company, Abit Hong Kong Limited, and Abits US Holdings Inc serve solely as holding companies and do not have substantial business operations. The Company conducts its principal businesses, namely, digital data center operation and bitcoin mining, through the Operating Subsidiaries, and substantially all of the Company’s revenue generating operations are conducted by them. The Company’s PRC subsidiary, Bitmatrix, has no external business operations; instead, it solely provides limited in-house administrative supports to the Company and its subsidiaries, which can be easily outsourced and replaced. Thus, the Company’s principal place of business is located in the United States, not in the PRC.

Further, based on the Documents and as confirmed by the Company, as of the date of the Opinion, the members of senior management in charge of the Company’s business operations and management, are as follows:

Name	Position	Nationality	Habitual Residence
Stephen Faucetta	Chairman of the Board and Chief Executive Officer	United States	United States
Kai Zhang	Chief Financial Officer	China	Chinese Mainland
Philip J. Hicks	General Manager – North America	United States	United States

Based on the above, the majority of the senior management staff in charge of the Company’s business operations and management are U.S. citizens residing in the United States.

Based on the foregoing, we are of opinion that, as of the date of this Opinion, the Offering by the Company does not fall with the scope of “indirect overseas offering and listing by PRC companies” as stipulated in the Trial Measures, because: (i) Bitmatrix, the Company’s only PRC subsidiary, did not generate any revenue, and account for less than 3% of the Company’s total assets and net assets in the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2025; and, although the Company incurred a consolidated loss before tax for the most recent fiscal year, Bitmatrix’s loss before tax represented only 6.42% of the Company’s consolidated loss before tax for such fiscal year; (ii) the Company’s major business activities are not conducted in the PRC but in the United States; and, (iii) the majority of the senior management staff in charge of the Company’s business operations and management are neither Chinese citizens nor habitual residents of Chinese mainland.

In sum, as of the date of the Opinion, the Offering by the Company is not deemed as a direct or indirect overseas offering and listing by PRC domestic companies, and thus, the Company and Bitmatrix are not subject to the relevant CSRC filing requirements under the Trial Measures for the Offering.

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PRC Legal Opinion Abits Group Inc

2.	Confidentiality Provisions

The Confidentiality Provisions is formulated to, in the interest of safeguarding economic security and public interest, regulate the confidentiality and archives administration related to overseas securities offering and listing activities, by direct or indirect means, of PRC domestic companies, which shall have the same meaning as stipulated in the Trial Measures, based on the Revision Notes to the Confidentiality Provisions. The Confidentiality Provisions require a PRC domestic company seeking overseas offering and listing to institute a sound confidentiality and archives system in connection with its overseas securities offering and listing. Further, if such a PRC domestic company intends to publicly disclose, or provide to relevant individuals or entities participating in its overseas offering and listing activities, such as securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or secrets of government agencies, or any documents and materials that, once leaked, will be detrimental to national security or public interest, it shall undertake relevant procedures (including but not limited to, obtain approval from competent authorities and make the relevant filing with the competent secrecy administrative department) prior to its disclosure or provisions of such documents and materials, as required by the relevant PRC laws and regulations relating to archives, state secrets, and national security.

As previously discussed, the Offering by the Company would not be deemed a direct or indirect overseas offering and listing by a PRC domestic company, and thus, the Confidentiality Provisions, including the relevant requirements thereunder, would not apply to the Company or Bitmatrix for the Offering. Further, based on the Public Records and as confirmed by the Company and Bitmatrix, the Company and/or Bitmatrix have not been identified as entities in possession of state secrets, secrets of government agencies, or any documents and materials that, once leaked, will be detrimental to national security or public interest. The Company and Bitmatrix have further confirmed that they do not possess any documents or materials in this regard. Therefore, the Company and Bitmatrix are not required to obtain any permissions or approvals for the Offering or their business operations under the Confidentiality Provisions or other relevant PRC Laws relating to archives, state secrets, and national security.

Therefore, we are of the opinion that, (i) the Company and Bitmatrix are not subject to the Confidentiality Provisions to operate their business or to offer the securities being registered to foreign investors, and (ii) the Company and Bitmatrix are not required to obtain any permissions or approvals under the Confidentiality Provisions or any other applicable PRC Laws relating to archives, state secretes, and national security.

B.	The Company and Bitmatrix are not required to apply for a cybersecurity review, a data security assessment, a national security review, or any other regulatory approvals relating to cybersecurity, data security, or data outbound transfer in connection with the Offering.

1.	Cybersecurity Review

The Cybersecurity Review Measures requires in Article 2 that, (i) the purchase of network products and services by a critical information infrastructure operator, or a CIIO, or (ii) the data processing activities carries out by online platform operators which affects or may affect national security, shall be subject to cybersecurity review. Further, Article 7 stipulates that online platform operators holding over one million users’ personal information shall apply for a cybersecurity review prior to any public offering on a foreign stock exchange. Under the DSL, data processing includes, among others, the collection, storage, use, manipulation, transfer, supply, and disclosure of data.

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PRC Legal Opinion Abits Group Inc

Pursuant to the Regulations on Security Protection for Critical Information Infrastructure (the “CII Protection Regulations”), promulgated by the State Council on April 27, 2021, and effective on September 1, 2021, critical information infrastructure refer to important network facilities and information systems in important industries and fields, such as public telecommunications, information services, energy, transportation, water conservancy, finance, public services, e-government and national defense technology, as well as other important network facilities and information systems that, in case of destruction, loss of function or leak of data, may result in serious damage to national security, the national economy and the people’s livelihood and public interests. Further, under the CII Protection Regulations, the identification of critical information infrastructure shall be carried out by the competent PRC governmental authorities in the industries and fields, and the relevant identification results shall be promptly notified to the operators of such critical information infrastructure.

As confirmed by the Company, as of the date of the Opinion, the Company, Abit Hong Kong Limited and Abits US Holdings Inc serve solely as holding companies and do not have substantial business operations. The Company conducts its principal businesses in the U.S, namely, digital data center operation and bitcoin mining, through the Operating Subsidiaries. The Company and its subsidiaries in Hong Kong and the United States do not conduct any data processing activities or operate any online platforms in the PRC.

Bitmatrix solely operates to provide limited in-house administrative supports to the Company in Chinese mainland. Neither the Company nor its subsidiaries operates important network facilities and information systems in important industries and fields as stipulated in the CII Protection Regulations, or in any other important industries or fields where the destruction of such facilities or systems, loss of their functionality or leakage of data could result in serious harm to national security, the national economy, people’s livelihoods or the public interest.

Further, based on the Public Records and as confirmed by the Company and Bitmatrix, neither the Company nor its subsidiaries have been identified as a CIIO, or been notified that it may be identified as a CIIO, by any relevant PRC governmental authority, nor has any such entity received any notice, inquiry or investigation in this regard. Accordingly, we are of the opinion that neither the Company nor any of its subsidiaries is a CIIO under the CII Protection Regulations.

Based on the Public Records and as confirmed by the Company and Bitmatrix, Bitmatrix does not operate any online platforms. In providing in-house administrative support to the Company, Bitmatrix conducts data processing activities, primarily involving the collection, storage, and processing of its employees’ personal information for employment purpose, and the processing of financial data of Bitmatrix and the Company for the purpose of providing accounting and bookkeeping support to the Company. As of the date of the Opinion, Bitmatrix has six employees and does not control personal information relating to more than one million individuals. Further, neither the Company nor its subsidiaries have been informed by any PRC governmental authority of any requirement for a cybersecurity review.

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PRC Legal Opinion Abits Group Inc

Based on the foregoing, we are of opinion that, as of the date of the Opinion, neither the Company nor Bitmatrix is required to apply for a cybersecurity review in connection with the Offering under the Cybersecurity Review Measures, because (i) neither the Company nor its subsidiaries has been deemed as a CIIO as stipulated in the CII Protection Regulations, and (ii) Bitmatrix is not an online platform operator holding over one million users’ personal information.

2.	Data Security Assessment for Outbound Transfer

The Data Outbound Transfer Measures applies to the outbound transfer of important data as defined by the relevant PRC governmental authorities and personal information collected and generated by a data processor in its operation in the PRC, and requires data processors to apply to the competent cyberspace department for a data security assessment and clearance of outbound data transfers in certain circumstances. To promote cross-border data transfer, the CAC issued the Regulations on Promoting and Regulating Cross-Border Data Flows on March 22, 2024, effective on the same day (the “Data Flow Regulations”), which relaxes the control over the cross-border transfer of non-sensitive personal information, and exempts certain common international affairs scenarios from cross-border transfer of personal information.

In accordance with the Data Outbound Transfer Measures, the Data Flow Regulations, and the relevant guidelines issued by the CAC in this regard, a data processor shall apply for a data security assessment and clearance of outbound data transfers in either of the following circumstances: (a) outbound transfer of personal information or important data by a CIIO; or (b) outbound transfer of important data by a non-CIIO data processor, or personal information by such a non-CIIO data processor who has made outbound transfers of more than one million users’ personal information (not including sensitive personal information), or more than 10,000 users’ sensitive personal information cumulatively since January 1 of the current year.

As stated above, as of the date of this Opinion, neither the Company nor its subsidiaries in Hong Kong and the United States conduct any data processing activities within the PRC. Bitmatrix conducts data processing activities in its operation in the PRC, including the processing of personal information, but it does not process any important data, or personal information of large number of individuals. In fact, Bitmatrix processes personal information, sensitive or not, of its current and previous employees only, and Bitmatrix has had only a few employees thus far, far less than 10,000 individuals.

Further, the data that Bitmatrix has transferred outbound as of the date of this Opinion solely relates to corporate records for the purpose of fulfilling the Company’s regulatory disclosure requirements as a U.S.-listed company, including financial data of the Company and/or Bitmatrix, and certain non-sensitive personal information of Bitmatrix’s employees (such as name, age, and resumes of such employees). The Company confirmed that, it is anticipated that for at least the next three years, Bitmatrix will not conduct data processing activities, including data transfer, of any important data, or personal information of more than 10,000 individuals cumulatively.

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PRC Legal Opinion Abits Group Inc

Based on the foregoing, we are of opinion that, as of the date of this Opinion, the Company and Bitmatrix are not required to apply for a data security assessment for outbound transfer under the Data Outbound Transfer Measures and the Data Flow Regulations, as (i) Bitmatrix has not been deemed as a CIIO by any competent PRC governmental authorities, (ii) it does not process any important data or more than 10,000 individuals’ personal information, and (iii) the personal information that Bitmatrix has transferred outbound excludes sensitive personal information and is for regulatory disclosure purpose only.

3.	Network Data Security Regulations

The Network Data Security Regulations apply to network data processing activities (i.e., the processing of data generated through networks) within the PRC, as well as such activities conducted outside the PRC that harm national security or the public interest, or infringe upon the legitimate rights and interests of citizens or organizations. The Network Data Security Regulations also apply to personal information processing activities conducted outside the PRC where such activities fall within the scope of the PIPL, as discussed below. The Network Data Security Regulations provide that the general cybersecurity and data security requirements under the Cybersecurity Law, the DSL and the PIPL apply to network data processing activities, and establish additional requirements for different types of data processors, including personal information processors, network data processors, important data processors and network platform service providers, in addition to the requirements under the relevant PRC Laws relating to cybersecurity, data security and personal information protection.

Under the Network Data Security Regulations, a network data processor who carries out network data processing activities that affect or may affect national security shall undergo a national security review in accordance with relevant regulations. In addition, important data processors, processors of large amount of personal information (meaning over 10 million individuals), and large network platform service providers (i.e., those that (i) have more than 50 million registered users or more than 10 million monthly active users, (ii) have complex business types, and (iii) their network data processing activities may have significant impact on PRC national security, economic operations, and public welfare), shall be subject to additional and more stringent reporting and security assessment requirements.

As confirmed by the Company, neither the Company nor its subsidiaries in Hong Kong and the United States conducts any data processing activities within the PRC, or data processing activities outside the PRC that may harm national security or the public interests, or infringe upon the legitimate interests of PRC citizens or organizations. Further, the Operating Subsidiaries do not process outside the PRC any personal information of PRC domestic individuals as stipulated in the PIPL. Accordingly, based on the foregoing and the information confirmed by the Company, the Company and its subsidiaries in Hong Kong and the United States are not subject to the Network Data Security Regulations.

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On the other hand, as of the date of the Opinion, Bitmatrix conducts network data processing activities, including the processing of personal information, for its operation in the PRC, but it does not process large amount of personal data or any important data and such network data processing activities do not affect national security. It is not a network platform service provider as it does not operate any network platform. Based on the Public Records and as confirmed by Company and Bitmatrix, neither the Company nor any of its subsidiaries have been informed by any PRC governmental authority of any requirement for a national review or any reporting and/or security assessment under the Network Data Security Regulations.

Based on the foregoing, we are of opinion that, while Bitmatrix is subject to the Network Data Security Regulations for its business operation in general, it is not subject to a national security review, or any reporting and/or security assessment requirements that are designated to important data processors, processors of large amount of personal information, or large network platform service providers thereunder.

In sum, based on our understanding of the PRC Laws effective as of the date of the Opinion, there is no PRC Laws relating to cybersecurity, data security, or data outbound transfer that may require the Company and/or Bitmatrix to obtain any regulatory approvals in connection with the Offering or their business operations.

C.	Bitmatrix is subject to the DSL and the PIPL, whereas the Company and its subsidiaries in Hong Kong and the United States, including the Operating subsidiaries, are not.

The DSL applies to data processing activities and security supervision within the territory of the PRC. It may also apply to data processing activities conducted outside the PRC where such activities harm national security or the public interests, or infringe upon the legitimate rights and interests of PRC citizens and organizations, in circumstances where legal liability may be pursued. The PIPL applies to personal information processing activities within the PRC, and may also apply to such activities conducted outside the PRC if they are (i) for the purpose of providing products or services to PRC domestic individuals, (ii) for the purpose of analyzing or evaluating the behavior of PRC domestic individuals, or (iii) conducted under other circumstances prescribed by laws or administrative regulations.

As stated above, Bitmatrix conducts certain data processing activities within the PRC, including the processing of personal information. By contrast, as confirmed by the Company, the Company and its subsidiaries in Hong Kong and the United States do not conduct any data processing activities within the PRC. Further, as confirmed by the Company, as of the date of the Opinion, the Operating Subsidiaries do not process outside the PRC any personal information of PRC domestic individuals, for the purpose of providing products or services to such PRC domestic individuals or analyzing or evaluating their behaviors.

Based on the foregoing, we are of opinion that, as of the date of this Opinion, Bitmatrix is subject to the DSL and the PIPL in connection with its business operations, whereas the Company and its subsidiaries in Hong Kong and the United States are not. Further, based on the Documents and Public Records and as confirmed by the Company and Bitmatrix, as of the date of this Opinion, (i) Bitmatrix has not been found in violation of any PRC Laws relating to cybersecurity or data security, including, without limitation, the DSL, the PIPL, the Cybersecurity Review Measures, the Network Data Security Regulations, the Data Outbound Transfer Measures, and the Data Flow Regulations, and (ii) Bitmatrix has not been found subject to any actual, pending or threatened inquiry, investigation, warning, penalty, lawsuit, arbitration or administrative proceeding under any PRC Laws relating to cybersecurity or data security.

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D.	There is uncertainty as to whether the PRC courts would enforce judgments of United States courts or British Virgin Islands courts obtained against directors and officers of the Company predicated upon the civil liability provisions of the United States federal and state securities laws.

Pursuant to the PRC Civil Procedures Law, PRC courts may recognize and enforce foreign judgments based on treaties between the PRC and the country in which the judgment was rendered or, in the absence of such treaties, on the principle of reciprocity, subject to the requirements of the PRC Civil Procedure Law. As of the date of this Opinion, there are no treaties between the PRC and the United States or the British Virgin Islands providing for the reciprocal recognition and enforcement of judgments, and it remains uncertain whether PRC courts would recognize and enforce judgments from courts in the United States or the British Virgin Islands on the basis of reciprocity.

In addition, under the PRC Civil Procedure Law, PRC courts will not recognize and enforce a foreign judgment if they determine that doing so would violate the basic principles of PRC law or the sovereignty, security or public interest of the PRC. Accordingly, it is uncertain whether, and on what basis, a PRC court would recognize and enforce a judgment rendered by a court in the United States or the British Virgin Islands against the Company’s directors and officers, including a judgment based on the civil liability provisions of U.S. federal or state securities laws.

E.	Statements in the Registration Statement

As of the date of this Opinion, the statements set forth in the Registration Statement on the cover page and under the captions “Prospectus Summary,” “About Our Company,” “Risk Factors,” “Legal Matters” and “Enforceability of Civil Liabilities,” and elsewhere in the Registration Statement, insofar as such statements relate to the PRC Laws or describe matters governed by the PRC Laws (other than the financial statements and related schedules and other financial data contained therein, as to which we express no opinion), are true and accurate in all material respects and fairly present and summarize the information and matters referred to therein. We have no reason to believe that any material fact has been omitted from such statements that is necessary to make such statements, in light of the circumstances under which they were made, not misleading in any material respect.

IV.	LIMITATIONS AND QUALIFICATIONS

A.	In giving this Opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by auditors and accountants of the Company and/or its subsidiaries. For the avoidance of doubt, we render no opinion as to and are not responsible for (a) tax structuring or tax matters, or (b) financial, appraisal or accounting matters.

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B.	As to matters of law, we limit our opinions to the PRC Laws, and we express no opinion as to any other laws or regulations than the PRC Laws, and our opinions are limited to the facts and laws in existence on the date of the Opinion and at no subsequent time. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

C.	This Opinion is intended to be used in the context that is specifically referred to herein and each section shall be considered as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

D.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal document that will be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is delivered in our capacity as the Company’s PRC counsel solely in connection with the Offering. It may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save that it may be disclosed without such consent to (i) any person to whom disclosure is required to be made by applicable law or court order or pursuant to the rules or regulations of any supervisory or regulatory body or in connection with any judicial proceedings, and (ii) the affiliates of the Company, including its respective officers, employees, auditors and professional advisers; on the basis that (a) such disclosure is made solely to enable any such person to be informed that an opinion has been given and to be made aware of its terms but not for the purposes of reliance, and (b) we do not assume any duty or liability to any person to whom such disclosure is made and in preparing the Opinion we only had regard to the interests of the Company.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement submitted by the Company on and after the date of this Opinion, if necessary, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Best Regards,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm

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